Exhibit 11
                               THERMO SENTRON INC.

                        Computation of Earnings per Share


                                                          Three Months Ended
                                                      -------------------------
                                                        March 30,      April 1,
                                                             1996          1995
- - -------------------------------------------------------------------------------
Computation of Primary Earnings per Share:

Net income (a)                                        $  742,000     $  708,000
                                                      ----------     ----------

Shares:
  Weighted average shares outstanding                  7,000,000      7,000,000

  Add: Shares issuable from assumed
       exercise of options (as determined
       by the application of the treasury
       stock method)                                      27,000         27,000
                                                      ----------     ----------

  Weighted average shares outstanding,
    as adjusted (b)                                    7,027,000      7,027,000
                                                      ----------     ----------

Primary Earnings per Share (a) / (b)                  $      .11     $      .10
                                                      ==========     ==========